Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of November 6, 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among Hampshire MedTech Partners II, LP, a Texas limited partnership (“Lender”), Amedica Corporation, a Delaware corporation (“Borrower”), and the other Persons (as defined below), if any, who are or hereafter become parties to this Agreement as guarantors (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).

Loan Parties and Lender agree as follows:

1.	DEFINITIONS.

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Section 10. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the UCC. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

2.	THE LOAN.

2.1 Loan Commitments. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Loan Parties contained herein, Lender agrees to make a One Million Dollar ($1,000,000) loan (the “ Loan”) in Dollars to Borrower on the Closing Date. Once the Loan is repaid or prepaid, it cannot be reborrowed. The Loan made by Lender is evidenced by this Agreement, and if requested by Lender at anytime, a Note payable to Lender.

2.2 Interest.

(a) Loan. The Loan shall accrue interest in arrears from the date made until the Loan is fully repaid at the Loan Interest Rate.

(b) Computation. All computations of interest and fees calculated on a per annum basis shall be made by Lender on the basis of a three hundred sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable. Such method of calculation will result in an effective rate that exceeds the rate stated in this Section. Each determination of an interest rate or the amount of a fee under the Loan Documents shall be made by Lender and shall be conclusive, binding and final for all purposes, absent manifest error.

(c) Default Rate. The Loan and other Obligations shall bear interest from and after the occurrence and during the continuation of an Event of Default at a rate equal to the Default Rate. The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit Lender’s right or remedies hereunder. All interest payable at the Default Rate shall be payable on demand. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(a) or Section 2.2(d), as applicable

(d) Maximum Lawful Rate. Anything herein or any other Loan Document to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Lender would be contrary to the provisions of any Requirement of Law applicable to Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by Lender, and in such event Loan Parties shall pay Lender interest at the highest rate permitted by applicable Requirements of Law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder and thereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Loan as otherwise provided in this Agreement or any other Loan Document.

2.3 Payments.

(a) Balloon Payment. The entire principal balance of the Loan and accrued but unpaid interest shall be due and payable in full on the Maturity Date.

(b) Maturity. All outstanding Obligations are due and payable in full on the earlier of (i) the Maturity Date, (ii) the third business day following the closing of a Qualified Financing, or (iii) the date that the Loans otherwise become due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise.

(c) Method of Payments. All payments (including prepayments) to be made by any Loan Party under any Loan Document shall be made by ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder) in Dollars, without setoff, recoupment, counterclaim or deduction of any kind. Lender shall provide Borrower with the required ACH instructions for Lender on or before five (5) Business Days prior to the Maturity Date.

(d) Loan Account. Lender shall record on its books and records the amount of the Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loan made by the Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under the Note) to pay any amount owing with respect to the Loan.

2.4 Prepayments and Commitment Terminations.

(a) Voluntary Prepayments and Commitment Terminations. Borrower may, without premium or penalty, upon five (5) Business Days’ prior written notice to Lender, voluntarily prepay the Loan in full, but not in part.

(b) Loan Prepayment Amounts. Upon the date of (i) any voluntary prepayment of the Loan in accordance with Section 2.4(a) or (ii) any mandatory prepayment of the Loan required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Lender a sum equal to all outstanding principal and all accrued interest thereon and other Obligations with respect to the Loan.

2.5 Lender Fees. On the earliest to occur of (i) the Maturity Date, (ii) the date that Borrower prepays the outstanding Obligations, or (iii) the date that the Obligations become due and payable, Borrower shall pay to Lender a non-refundable end of term fee in an amount equal to $75,000. Notwithstanding the required payment date of such fee, it shall be deemed fully earned as of the Closing Date regardless of the early termination of this Agreement.

2.6 Authorization and Issuance of Warrants; NASDAQ Share Cap

(a) Initial Warrant. Borrower has duly authorized the issuance to Lender (or its respective Affiliate or designee) of a Warrant (the “Initial Warrant”) in the form attached hereto as Exhibit C evidencing Lender’s (or its respective Affiliate’s or designee’s) right to purchase that number of shares of Common Stock of Borrower as set forth in the Initial Warrant (and as such number of shares of Common Stock may be adjusted under certain circumstances in accordance with the terms of the Initial Warrant).

(b) Additional Warrants. If and only if the Borrower fails to pay in full the Obligations on or before the Maturity Date, Borrower shall issue an additional warrant (each an “Additional Warrant”) on the first day (an “Additional Warrant Issue Date”) of each thirty (30) day period following the Maturity Date that any portion of the Obligations remain continue to be unpaid for any day in such thirty (30) day period evidencing Lender’s (or its respective Affiliate’s or designee’s) right to purchase that number of additional shares of Common Stock of Borrower as shall be determined by dividing the portion of the Obligations then unpaid on the close of business on the applicable Additional Warrant Issue Date by the lowest closing price per share of Borrower’s Common Stock as reported by the NASDAQ Stock Market during the thirty (30) day period immediately preceding the applicable Additional Warrant Issue Date, and such Additional Warrant shall have an exercise price per share equal to such lowest closing price per share. Any such Additional Warrant will be exercisable upon issuance and will expire on the fifth anniversary following its applicable Additional Warrant Issue Date and will be in substantially the same form of the Initial Warrant.

(c) Notwithstanding anything contained in this Agreement, the Initial Warrant, any Additional Warrant or any other agreement or document to which Borrower is a party in connection with this Agreement (collectively, the “Transaction Documents”) to the contrary, Borrower shall not issue shares of Common Stock to Lender (or any of its respective Affiliates or designees) pursuant to the Initial Warrant, any Additional Warrants or any of the other Transaction Documents, including the issuance Warrant Shares, in an aggregate amount in excess of 19.99% of the issued and outstanding Common Stock on the date of this Agreement. If and when the aggregate number of shares of Common Stock issuable under the Initial Warrant any Additional Warrants or any of the other Transaction Documents, including the issuance Warrant Shares shall equal 19.99% of the issued and outstanding Common Stock on the date of this Agreement, no Additional Warrants, Warrant Shares or additional shares of Common Stock shall be thereafter be issued to Lender (or any its respective Affiliated or designees).

3.	CREATION OF SECURITY INTEREST.

3.1 Grant of Security Interest. As security for the prompt and complete payment and performance when due, whether at the Maturity Date, by acceleration or otherwise, of all Obligations, and as security for the prompt and complete payment and performance when due by each Guarantor of the Guaranteed Obligations (as defined in the Guaranty), each Loan Party hereby grants to Lender a lien on and security interest in all of its right, title and interest in, to and under the following Property:

All of such Loan Party’s personal property of every kind and nature whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all of such Loan Party’s Accounts, Chattel Paper (whether tangible or electronic), Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Financial Assets, Fixtures, Goods, Instruments, Investment Property (including, without limitation, all Securities Accounts), Inventory, Letter-of-Credit Rights, letters of credit, Securities, Supporting Obligations, cash, Cash Equivalents, any other contract rights (including, without limitation, rights under any license agreements, leases, and franchise agreements or rights to the payment of money), General Intangibles (including, without limitation, Intellectual Property), all books and records of such Loan Party relating to each of the foregoing, and all additions, attachments, accessories, accessions and improvements to such Property, all substitutions, replacements or exchanges therefor, and all Proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing; provided, that, the grant of security interest herein shall not extend to and the term “Collateral” shall not include equipment subject to liens permitted pursuant to Section 7.1 where the agreements governing the capital lease obligations or purchase money Indebtedness related thereto prohibit such security interest, for so long as such prohibition exists.

The Loan Parties and Lender agree and acknowledge that such security interest granted to Lender hereby is second and subordinate to the first lien security interest in the Collateral granted by the Loan Parties pursuant to the Senior Indebtedness Loan Documents. Each Loan Party hereby represents and covenants that such security interest granted to Lender hereby constitutes a valid, second priority perfected security interest in the Collateral in existence on the Closing Date, and will constitute a valid, second priority perfected security interest in Collateral acquired after the Closing Date. Each Loan Party hereby covenants that it shall give written notice to Lender promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim. In order to perfect or protect Lender’s security interest and other rights in each Loan Party’s Intellectual Property, each Loan Party hereby authorizes Lender to file, as applicable and in each case in form and substance reasonably satisfactory to Lender, a patent security agreement and/or a trademark security agreement, to be filed with the United States Patent and Trademark Office, and a copyright security agreement to be filed with the United States Copyright Office (each of the foregoing, an “Intellectual Property Security Agreement”).

3.2 Financing Statements. Each Loan Party hereby authorizes Lender to file UCC financing statements in all appropriate jurisdictions and amendments thereto describing the Collateral as “all assets of the debtor” or words of similar import and containing any other information required by the applicable UCC to perfect Lender’s security interest granted hereby.

3.3 Release of Collateral. Lender hereby consents to the release (or in the case of (b)(ii) below, release or subordinate) the following:

(a) any Guarantor if all of the Stock of such Subsidiary owned by any Loan Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b) any Lien held by Lender against (i) any Collateral that is sold or otherwise disposed of by a Loan Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (d) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and all Loan Parties, upon the Termination Date.

3.4 Termination of Security Interest. Upon the Termination Date, (a) Lender’s lien on and security interest in the Collateral shall be automatically terminated without delivery of any instrument or performance of any act and (b) at the request of any Loan Party, Lender shall, at the Loan Parties’ sole cost and expense and without any recourse, representation or warranty, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

4.	CONDITIONS OF CREDIT EXTENSIONS.

4.1 Conditions Precedent to Loan. Lender shall not be obligated to make the Loan, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to Lender, in form and substance satisfactory to Lender (the date on which Lender makes the Loan, the “Closing Date”):

(a) a counterpart of this Agreement duly executed by each Loan Party and Lender;

(b) a certificate duly executed by the Secretary or Assistant Secretary of each Loan Party, the form of which is attached as Exhibit A, providing verification of incumbency and certifying as to and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by the Loan Documents and (ii) such Loan Party’s formation documents certified by the Secretary of State of such Loan Party’s state of formation as of a recent date acceptable to Lender and such Loan Party’s governing documents;

(c) Note duly executed by Borrower in favor of Lender if Lender has requested a Note;

(d) filed copies of UCC financing statements, collateral assignments, and termination statements, with respect to the Collateral, as Lender shall request;

(e) certificates of insurance evidencing the insurance coverage and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4;

(f) certified copies, dated as of a recent date acceptable to Lender, of UCC search results demonstrating that there are no Liens on the Collateral other than Permitted Liens;

(g) a certificate of status/good standing of each Loan Party from the jurisdiction of such Loan Party’s organization and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect, in each case certified as of a recent date acceptable to Lender;

(h) a Perfection Certificate completed and duly executed by each Loan Party;

(i) a Guaranty Agreement, duly executed by each Guarantor;

(j) the Initial Warrant in favor of Lender (or its Affiliate or designee) duly executed by Borrower;

(k) the Intellectual Property Security Agreement required by Section 3.1, duly executed by each Loan Party;

(l) all fees required to be paid by Borrower under the Loan Documents, and Borrower shall have reimbursed Lender for all fees, costs and expenses presented as of the Closing Date; and

(m) all other documents and instruments as Lender may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

Each Loan Party, jointly and severally, represents and warrants to Lender that:

5.1 Due Organization and Authorization. Each Loan Party’s exact legal name is as set forth in the Perfection Certificate, and each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all information set forth on the Perfection Certificate pertaining to each of the Loan Parties is accurate and complete. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by each Loan Party and constitute the legal, valid and binding obligations of each such Person that is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Each Loan Party has all requisite power and authority to own its assets, carry on its business and execute, deliver and perform its obligations under the Loan Documents to which it is a party.

5.2 No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party will not (a) contravene any of the organizational documents of such Loan Party, (b) violate any material Requirement of Law, (c) require any action by, filing, registration, qualification with, or approval, consent or withholding of objections from, any Governmental Authority or any other Person, except those which have been obtained and are in full force and effect, (d) result in the creation of any Lien on any of such Loan Party’s Property (except for Liens in favor of Lender), or (e) result in any breach of or constitute a default under, or permit the termination or acceleration of, any Material Agreement to which such Loan Party is a party. A list of all Material Agreements as of the Closing Date is set forth on Schedule 5.2 hereto. No Loan Party is in default under any agreement to which it is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect.

5.3 Litigation. There are no actions, suits, proceedings or investigations pending (or to the knowledge of any Loan Party, threatened) against any Loan Party or any of its Subsidiaries or their respective properties, which (a) could reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $500,000, (b) seek an injunction or other equitable relief that could reasonably be expected to have a Material Adverse Effect, or (c) affect or pertain to the Loan Documents or any transaction contemplated hereby or thereby.

5.4 Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments) and fairly present in all material respects Borrower’s consolidated financial condition and consolidated results of operations. Since the date of the most recent audited financial statements, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect. There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Lender.

5.5 Use of Proceeds; Margin Stock. The proceeds of the Loans shall be used for working capital and general corporate purposes. No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

5.6 Collateral.

(a) Each Loan Party has good title to, has rights in, and the power to grant a Lien on and to Transfer each item of the Collateral upon which it purports to grant a Lien under any Loan Document, free and clear of any and all Liens except Permitted Liens. As of the Closing Date, all tangible Collateral (other than inventory or equipment in transit) is located at a location specified on the Perfection Certificate.

(b) No Loan Party owns any Stock or Stock Equivalents, except for Permitted Investments.

(c) As of the Closing Date, no Loan Party owns any real property.

5.7 Compliance with Laws.

(a) Each Loan Party is in compliance with all Requirements of Law applicable to it, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Without limiting the generality of the immediately preceding clause (a), each Loan Party and each Subsidiary of a Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party nor any Affiliate of a Loan Party (i) is a Person designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting Stock), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, any Loan Document would be prohibited under U.S. law.

(c) Each Loan Party and each of its Affiliates is in compliance with (i) the Trading with the Enemy Act of 1917, Ch. 106, 40 Stat. 411, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended (the “Patriot Act”), and (iii) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d) No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

(e) No Property of any Loan Party has been used by any Loan Party or, to any Loan Party’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable Requirements of Law.

5.8 Intellectual Property. A list of all of each Loan Party’s owned Intellectual Property (limited to clause (a) of the definition thereof, and further limited to only such Intellectual Property which is registered or for which there is an application) and all license agreements (including all in-bound license agreements, but excluding over-the-counter software that is commercially available to the public) as of the Closing Date is set forth on Schedule 5.8 hereto, which indicates, for each such item of Property: (a) the name of the Loan Party owning such Intellectual Property or licensing such Intellectual Property, (b) the Loan Party’s identifier for such property (e.g., name of patent, license, etc.), (c) whether such Property is Intellectual Property (or application therefor) that is owned by such Loan Party or is licensed by such Loan Party, (d) the expiration date of such Intellectual Property or license agreement, and (e) whether such Intellectual Property is material to the condition (financial or otherwise), business or operations of any Loan Party. In the case of any Intellectual Property described in the foregoing clause (e) that is an in-bound license agreement, Schedule 5.8 further indicates, for each: (i) the name and address of the licensor, (ii) the name and date of the agreement pursuant to which such item of Intellectual Property is licensed, (iii) whether or not such license agreement grants an exclusive license to a Loan Party, (iv) whether there are any purported restrictions in such license agreement as to the ability of a Loan Party to grant a security interest in, or to Transfer any of its rights as a licensee under, such license agreement, and (v) whether a default under or termination of such license agreement could interfere with Lender’s right to sell or assign such license or any other Collateral. Except as specified on Schedule 5.8, each Loan Party’s Intellectual Property is valid and enforceable and each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, without such Loan Parties’ Knowledge of any actual or threatened infringement, upon the rights of third parties. Except as specified on Schedule 5.8, as of the Closing Date, each Loan Party is the sole owner of its Intellectual Property, and such Intellectual Property is free and clear of all Liens, except for Permitted Liens or Liens securing the Obligations and non-exclusive licenses of Intellectual Property granted by a Loan Party to third parties in the ordinary course of its business. Except as specified on Schedule 5.8, no Loan Party has entered into any agreement or financing arrangement (other than any Loan Document) prohibiting or otherwise restricting the existence of any Lien upon any of its Intellectual Property. Upon filing of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the filing of appropriate financing statements, all action necessary to perfect Lender’s Lien on each Loan Party’s owned Intellectual Property in the United States shall have been duly taken.

5.9 Solvency. Both before and after giving effect to each Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.

5.10 Taxes; Pension. Each Loan Party and its Subsidiaries has timely filed all required material tax returns and reports with the appropriate Governmental Authority and timely paid all federal and state, and all material local and foreign taxes, assessments, deposits and contributions owed by such Person, excluding such amounts that are the subject of a Permitted Contest. No Loan Party is aware of any claims or adjustments proposed for any prior tax year that could result in additional material taxes becoming due and payable by a Loan Party or any of its Subsidiaries. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. Each Loan Party has paid all amounts necessary to fund all pension, profit sharing, deferred compensation and other retirement plans in accordance with their terms and as may be required under ERISA or other applicable Requirements of Law, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.11 Full Disclosure. No representation, warranty or other statement made by or on behalf of a Loan Party to Lender (including in any certificate, instrument, agreement or document delivered pursuant to any Loan Document) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading (it being recognized by Lender that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results). Additionally, any and all financial or business projections provided by Borrower to Lender, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors, it being understood that projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.12 Regulatory Compliance.

(a) Each Loan Party has, and it and its products are in conformance with, all Registrations that are required to conduct its business as currently conducted, or as proposed to be conducted, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, the FDA is not considering limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling or other significant parameter affecting the products of any Loan Party. To the knowledge of each Loan Party, any third party that is a manufacturer or contractor for any Loan Party is in compliance, and has been in compliance for the previous three years, with all Registrations required by the FDA and all Public Health Laws insofar as they reasonably pertain to the manufacture of product components or products regulated as drugs or medical devices and marketed or distributed by such Loan Party.

(b) All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or, to the Knowledge of a Loan Party, on behalf of any Loan Party that are subject to the jurisdiction of the FDA have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Public Health Laws and have been for the previous six years. All activities conducted by the Loan Parties are conducted in compliance in all material respects with the Public Health Laws.

(c) No Loan Party is subject to any obligation arising under a Regulatory Action and no such obligation has been threatened. There is no Regulatory Action or other civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, proceeding or written request for information pending against any Loan Party or an officer, director, or employee of any Loan Party and, to each Loan Party’s knowledge, no Loan Party has any liability (whether actual or contingent) for failure to comply with any Public Health Laws.

(d) As of the Closing Date, no Loan Party is undergoing any FDA inspection related to any activities or products of any Loan Party that are subject to Public Health Laws, or any other comparable Governmental Authority investigation.

(e) No Loan Party has received any notice or communication from the FDA alleging material noncompliance with any Public Health Law. No product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or threatened in writing against any Loan Party.

(f) No Loan Party, and to the Knowledge of any Loan Party, any of its respective officers, directors, employees, agents or contractors (i) has been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) has received notice from the FDA with respect to debarment or disqualification of any Person that could reasonably be expected to have a Material Adverse Effect.

5.13 Government Contracts. Except as set forth on Schedule 5.13, as of the Closing Date, no Loan Party is a party to any contract or agreement with any Governmental Authority and no Loan Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law.

5.14 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, overtly threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Loan Party with any customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of such Loan Party or (b) the business relationship of any Loan Party with any supplier essential to its operations.

5.15 Bonding. As of the Closing Date, no Loan Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

6.	AFFIRMATIVE COVENANTS.

6.1 Good Standing. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, its existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all permits, licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Notice to Lender.

(a) Loan Parties shall promptly (but in any event within five (5) days after a Responsible Officer of a Loan Party obtains Knowledge) provide Lender with written notice of (i) the occurrence of any Default or Event of Default, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries or its respective Property (A) in which the amount of damages claimed is $250,000 or more, (B) which could reasonably be expected to have a Material Adverse Effect or (C) in which the relief sought is an injunction or other stay of performance of any Loan Document, and (iii) any amendments to (and copies of all statements, reports and notices (other than non-material statements, reports and notices delivered in the ordinary course of business) delivered to or by a Loan Party in connection with) any Material Agreement or any Loan Party entering into any Material Agreement or any termination or material breach thereof.

(b) Each Loan Party shall promptly (but in any event within three (3) Business Days) after the receipt or occurrence thereof notify Lender of (i) any written notice received by a Loan Party or any Subsidiary of Loan Party alleging potential or actual violations of any Public Health Law, (ii) any notice that the FDA is limiting, suspending or revoking any Registration, changing the market classification, distribution pathway or parameters, or labeling of the products of any Loan Party, or considering any of the foregoing, (iii) any notice that any Loan Party has become subject to any Regulatory Action, (iv) any inspections by FDA that results in an FDA Form 483, warning letter or other formal notice of serious deficiencies, (v) the exclusion or debarment from any federal healthcare program or debarment or disqualification by FDA of any Loan Party or any of its respective officers, directors, employees, Lenders, or contractors, or (vi) any notice that any product of any Loan Party has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened in writing against any Loan Party.

6.3 Reports.

(a) Borrower shall deliver to Lender (i) copies of all statements, reports and notices made available generally by any Loan Party to the holders of its Stock or Stock Equivalents or to any holders of Senior Indebtedness or Subordinated Indebtedness, all notices sent to any Loan Party by the holders of such Senior Indebtedness or Subordinated Indebtedness, as the case may be, and all material documents filed with the SEC or any securities exchange or Governmental Authority exercising a similar function, promptly (but in any event within three (3) Business Days) after delivering or receiving such information to or from such Persons, (ii) an annual operating plan for Borrower, on a consolidated (and if available, consolidating) basis, for the current fiscal year within five (5) days after such plan is approved by the Board of Directors of Borrower (but in any event not later than sixty (60) days after the end of the immediately preceding fiscal year of Borrower), and (iii) such budgets, sales projections, or other business, financial, corporate affairs and other information as Lender may reasonably request from time to time.

Notwithstanding anything herein to the contrary, documents required to be delivered pursuant to this Section 6.3 may be delivered by (x) electronic mail in accordance with Section 9.2 or (y) Borrower posting such documents, or providing a link thereto, on Borrower’s website on the Internet at www.amedica.com, and such documents shall be deemed delivered in the case of clause (y) on the date on which Lender receives written notification of such posting (which notification may be made by electronic mail in accordance with Section 9.2).

6.4 Insurance. Each Loan Party, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Lender. Borrower shall deliver to Lender certificates of insurance evidencing such coverage, together with endorsements to such policies naming Lender as a lender loss payee or additional insured, as appropriate, in form and substance satisfactory to Lender. Each policy shall provide that coverage may not be canceled or altered by the insurer except upon thirty (30) days prior written notice to Lender and shall not be subject to co-insurance. Notwithstanding the foregoing, if a Loan Party delivers to Lender a certificate, signed by such Loan Party’s chief financial officer, that it intends within one hundred twenty (120) days of receipt of such insurance proceeds (the “Reinvestment Period”) to use all or a portion of such proceeds to purchase assets used or useful in the ordinary course of business, then so long as no Default or Event of Default shall have occurred and be continuing on the date such Loan Party receives such insurance proceeds or at any point during such Reinvestment Period, such Loan Party may use all or such portion of such proceeds in the manner set forth in such certificate; provided that (a) the aggregate amount of such insurance proceeds so used shall not exceed $500,000 in the aggregate in any fiscal year and (ii) any such proceeds not so used or committed to such use pursuant to a binding agreement within the Reinvestment Period shall, on the first Business Day immediately following such period, be applied in accordance with the immediately preceding sentence.

6.5 Taxes; Pension. Each Loan Party shall, and shall cause each Subsidiary to, timely file all tax reports and returns with the appropriate Governmental Authority and pay and discharge all federal, state, local and foreign taxes, assessments, deposits and contributions owed by such Person, excluding such amounts that are the subject of a Permitted Contest. Each Loan Party shall pay all amounts necessary to fund all present pension, profit sharing, deferred compensation and other retirement plans in accordance with their terms and as may be required under ERISA or other applicable Requirements of Law.

6.6 Access Agreements. If requested by Lender in writing, each Loan Party shall obtain and maintain an Access Agreement in such form as reasonably acceptable to Lender with respect to any real property (other than real property owned by such Loan Party) (a) that is such Loan Party’s principal place of business (other than Borrower’s current principal place of business located at 1885 West 2100 South, Salt Lake City, UT 84119, (b) where such Loan Party’s books or records are maintained or (c) where any Collateral is stored or maintained; provided, however, that the Loan Parties shall not be required to obtain an Access Agreement with respect to one or more locations described in the foregoing clause (c) if (1) the value of the Collateral at all such locations is less than $100,000 in the aggregate and Borrower gives written notice to Lender of the existence of each such location or (2) such Collateral is in the possession of (or in transit to or from) a distributor in the ordinary course of such Loan Party’s business and such distributor has executed a distributor agreement with such Loan Party. Without limiting the obligations above, if a Loan Party is not able to obtain an Access Agreement with respect to any real property that is required pursuant to the immediately preceding sentence or Borrower’s current principal place of business located at 1885 West 2100 South, Salt Lake City, UT 84119, then within ten (10) Business Days after the due date for any rental payments with respect to such real property, Borrower shall deliver to Lender (i) evidence in form reasonably satisfactory to Lender that such rental payment was made and (ii) a certification that no default or event of default exists under any such lease.

6.7 Protection of Intellectual Property. Each Loan Party shall (a) protect, defend and maintain the validity and enforceability of any Intellectual Property material to the conduct of its business, (b) promptly advise Lender in writing of material infringements of any Intellectual Property material to such Loan Party’s business of which any Responsible Officer of any Loan Party has knowledge, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent (which decision regarding consent or non-consent by Lender shall not be unreasonably delayed after such Loan Party delivers written notice to Lender of such proposed abandonment, forfeiture or dedication to the public), and (d) notify Lender promptly, but in any event within three (3) Business Days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business is reasonably likely to become abandoned or dedicated, or if it knows or has reason to know of any adverse determination or the occurrence of any development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property material to its business, or its right to register the same or to keep and maintain the same. Each Loan Party shall at all times conduct its business without knowingly infringing, misappropriating, diluting, violating, or otherwise impairing the Intellectual Property of any other Person. Each Loan Party shall remain liable under each of its Intellectual Property licenses pursuant to which it is a licensee that are material to such Loan Party’s business, and shall observe and perform all of the conditions and obligations to be observed and performed by it thereunder. Lender shall not have any obligation or liability under any such license by reason of or arising out of any Loan Document, the granting of a Lien, if any, in such license or the receipt by Lender of any payment relating to any such license. If after the Closing Date any Loan Party (i) obtains any patent, registered trademark or service mark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark, service mark, copyright or mask work, then such Loan Party shall promptly provide written notice thereof to Lender and shall promptly execute an Intellectual Property Security Agreement (or updates to the Exhibits to the Intellectual Property Security Agreement previously delivered if not filed at such time by Lender) and other documents and take such other actions as Lender shall request in its good faith business judgment to protect or perfect and maintain a first priority perfected security interest (which will be effective as provided herein) in favor of Lender in such Property. If requested by Lender, each Loan Party shall promptly provide to Lender copies of all applications that it files for patents or for the registration of trademarks, service marks, copyrights or mask works.

6.8 Collateral/Audit/Management Rights.

(a) Each Loan Party shall maintain all of the tangible Collateral (including cash and Cash Equivalents) in the continental United States. Notwithstanding the foregoing, Loan Parties shall be permitted to maintain Inventory and Equipment outside the United States if such Inventory and Equipment is in the possession of (or in transit to or from) a distributor in the ordinary course of such Loan Party’s business and such distributor has executed a distributor agreement with such Loan Party, and the aggregate value thereof does not exceed $1,500,000.

(b) Each Loan Party shall maintain and preserve in good working order and condition all of its Property necessary in the conduct of its business, ordinary wear and tear excepted.

(c) Each Loan Party shall maintain proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and matters involving the assets and business of such Loan Party.

(d) Each Loan Party shall, during normal business hours and upon reasonable prior notice (unless a Default or Event of Default has occurred and is continuing in which event no notice shall be required and Lender shall have access at all times during the continuance thereof), as frequently as Lender reasonably determines to be appropriate, permit Lender and any of its Related Persons (i) to have access to the properties, facilities, and employees (including officers) of each Loan Party and to the Collateral, (ii) to conduct field examinations and to inspect, audit and make extracts and copies of any Loan Party’s books and records (or at the request of Lender, deliver true and correct copies of such books and records to Lender), and (iii) to inspect, audit, appraise, review, evaluate or make test verifications and counts of the Accounts and any other Collateral. The Loan Parties shall only be required to reimburse Lender for the expenses of two (2) such field examinations, inspections and audits per calendar year (unless a Default or Event of Default has occurred and is continuing in which case Loan Parties shall be responsible for all such expenses). Upon Lender’s request, each Loan Party will promptly notify Lender in writing of the location of any Collateral. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with

Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender or Lender, nor be deemed an exercise by Lender, control over Borrower’s management or policies.

6.9 Compliance with Law. Each Loan Party shall comply with all applicable Requirements of Law except where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party shall comply in all material respects with all Public Health Laws and their implementation by any applicable Governmental Authority and all lawful requests of any Governmental Authority applicable to its products. Each Loan Party shall continue to operate all facilities, locations, and processes in compliance in all material respects with all Registrations and Public Health Laws. All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of any Loan Party that are subject to the jurisdiction of the FDA shall be designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance in all material respects with the Public Health Laws.

6.10 Further Assurances. Each Loan Party shall, upon request of Lender, furnish to Lender such further information, execute and deliver to Lender such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Lender may at any time reasonably request relating to the perfection or protection of the security interest created by any Loan Document or for the purpose of carrying out the intent of the Loan Documents. If any Loan Party acquires any real property, such Loan Party shall notify Lender in writing and simultaneously with such acquisition, execute and/or deliver to Lender a mortgage or such other agreements and documents as Lender shall require to grant to Lender a security interest over such real property as security for the Obligations, and shall satisfy such other requirements as Lender shall reasonably request (including, without limitation, appraisal, insurance, environmental and survey requirements).

7.	NEGATIVE COVENANTS.

7.1 Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) create, incur, assume or permit to exist any Lien on any of its Property, other than Permitted Liens, or (b) enter into, assume or become subject to any agreement or other contractual obligation (other than this Agreement) prohibiting or otherwise restricting the existence of any Lien upon any of its Property (including, without limitation, any of its Intellectual Property), whether now owned or hereafter acquired, except in this clause (b), (i) limitations on Liens on any Property whose acquisition, repair, improvement or construction is financed by capitalized lease obligations or purchase money Indebtedness (permitted under clause (c) of the definition of Permitted Indebtedness) set forth in the agreement governing such Indebtedness with respect thereto and (ii) any such restriction customarily contained in any real property lease or sublease of any Loan Party.

7.2 Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for Permitted Indebtedness.

7.3 Dispositions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, Transfer any of its Property, except for Permitted Dispositions.

7.4 Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) without Lender’s prior written consent, change its legal name, its jurisdiction of organization, its organizational structure or type, or any organizational identification number (if any) assigned by its jurisdiction of organization, (b) relocate its chief executive office without thirty (30) days prior written notification to Lender, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Person, (d) cease to conduct business substantially in the manner conducted by such Person as of the date of this Agreement (including, without limitation, terminating the employment of all or substantially all of its employees) or (e) change its fiscal year end.

7.5 Mergers and Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, (a) merge or consolidate with or into any other Person (other than mergers of a Subsidiary of Borrower into Borrower so long as Borrower is the surviving entity), or (b) acquire, own or make any Investment in or to any Person other than Permitted Investments.

7.6 Restricted Payments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any Stock or Stock Equivalent (other than (i) the payment of dividends to Borrower, (ii) the payment of dividends or distributions payable solely in such Loan Party’s Stock or Stock Equivalents, (iii) the issuance of Stock upon the exercise or conversion of Stock Equivalents, and (iv) so long as no Default or Event of Default is then continuing or would result therefrom, the repurchase of Borrower’s Stock and Stock Equivalents from current or former officers, employees, surgeon advisors or directors (or their permitted transferees or estates) upon their death, disability or termination of employment in an aggregate amount not to exceed $250,000 in any fiscal year), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, (c) purchase or make any payment on or with respect to any Subordinated Indebtedness, except as expressly permitted by the applicable Subordination Agreement, (d) pay any management, consulting or similar fees to any Affiliate or holder of Stock or Stock Equivalents of a Loan Party (other than (i) director’s fees and reimbursement of actual out of pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $400,000 in any fiscal year, and (ii) bona fide consulting fees on arm’s-length terms paid to such Affiliates for actual services rendered to the Loan Parties in the ordinary course of business in an aggregate amount not to exceed $300,000 in any fiscal year) or (e) be a party to or bound by an agreement that restricts a Loan Party or any Subsidiary of a Loan Party from paying dividends or otherwise making any payments or distributions to any Loan Party.

7.7 Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with or for the benefit of any Affiliate of a Loan Party except for (a) Permitted Investments described in clauses (f) and (j) of such definition, (b) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction, (c) sales of equity securities of Borrower in bona fide equity financings for the purpose of raising capital to the extent such equity financing is not otherwise prohibited under the Loan Documents; (d) Investments by a Loan Party in another Loan Party to the extent permitted under Section 7.5 and (e) transactions among Loan Parties.

7.8 Compliance. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (b) or (c) of Section 5.7, (b) use any portion of the Loans to purchase or carry, become engaged in the business of purchasing or selling, or extend credit for the purpose of purchasing or carrying Margin Stock, or (c) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply in any material respect with the Federal Fair Labor Standards Act, withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.9 Amendments to Other Agreements. No Loan Party shall amend, modify or waive any provision of (a) any Material Agreement (except as provided in clause (b) below) or any of such Loan Party’s organizational documents, unless the net effect of such amendment, modification or waiver is not adverse to any Loan Party, Lender or Lenders, or (b) any document relating to any Subordinated Indebtedness.

8.	DEFAULT AND REMEDIES.

8.1 Events of Default. Each of the following shall be an “Event of Default”:

(a) any Loan Party shall fail to pay any principal when due, provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to administrative or operational error of Lender if Borrower had the funds to make the payment when due and makes the payment the Business Day following Borrower’s knowledge of such failure to pay;

(b) any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4, Section 6.8(a) and (d) or Article 7;

(c) any Loan Party breaches any of its other obligations under any of the Loan Documents and fails to cure such breach within thirty (30) days after the earlier of (i) the date on which an officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to any Loan Party from Lender;

(d) any representation, warranty or statement made or deemed made by or on behalf of any Loan Party in any of the Loan Documents or otherwise in connection with any of the Obligations shall be incorrect or misleading in any material respect (or in any respect if qualified by “material” or “Material Adverse Effect”) when made or deemed made;

(e) (i) a notice of Lien, levy, or assessment is filed against any Loan Party’s assets by any Governmental Authority, and the same under the preceding subclause (i) are not, within twenty (20) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise), or (ii) any portion of the assets of the Loan Parties with an aggregate value in excess of $50,000 is attached, seized, levied on, or comes into possession of a trustee or receiver;

(f) one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $250,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that could reasonably be expected to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been satisfied, vacated or discharged for a period of thirty (30) consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g) (i) any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its Property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of forty-five (45) days or more or any action sought in such proceedings shall occur, (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clauses (i) or (ii) above, or (iv) if Borrower is a public company, Borrower’s Stock ceases to be traded on a major United States stock exchange;

(h) a Material Adverse Effect has occurred;

(i) (i) any provision of any Loan Document shall fail to be valid and binding on, or enforceable against, a Loan Party that is a party thereto, (ii) any Loan Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or (iii) the holder of any Subordinated Indebtedness shall breach the terms of the applicable Subordination Agreement, or any subordination provision set forth in the Subordination Agreement or any other document evidencing or relating to any Subordinated Indebtedness shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any agent for or holder of the Subordinated Indebtedness (or such Person shall so state in writing), or any Loan Party shall state in writing that any of the events described in clauses (i), (ii) or (iii) above shall have occurred;

(j) (i) any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein), and as a result of such default the other party thereto has the right to terminate such Material Agreement, (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Material Indebtedness, (B) any other event shall occur or condition shall exist under any contractual obligation relating to any Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) any Loan Party defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement that meets the criteria for the requirement of an Access Agreement under Section 6.6 and, as a result thereof, the landlord thereunder has the right to terminate such lease agreement;

(k) (i) any of the chief executive officer, the chief financial officer or the chief technology officer of Borrower shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, unless a successor of such officer (including an interim replacement) is appointed by the Board of Directors of Borrower and employed within ninety (90) days of such cessation of involvement, and such successor is in compliance with OFAC, money-laundering, anti-terrorism, SEC, drug/device laws and regulations, and other similar regulations (in each case, to the extent applicable to a natural Person), (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election or appointment by the then current members of the Board of Directors of Borrower, or whose nomination for election by the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved was approved by a vote of at least a majority of the Board of Directors of Borrower or by a plurality of votes cast by the stockholders of Borrower) cease for any reason other than death or disability to constitute a majority of the directors then in office; (iii) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the 1934 Act) of more than thirty-five percent (35%) of the voting Stock of Borrower, or (iv) the occurrence of any “change of control” or any term of similar effect under any Subordinated Indebtedness document;

(l) Any event occurs, that is not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of any Loan Party generating more than 33% of the Loan Parties’ consolidated revenues for the fiscal year preceding such event and such cessation or curtailment continues for more than one hundred twenty (120) days; or

(m) (i) The FDA initiates a Regulatory Action or any other enforcement action against any Loan Party or any supplier of a Loan Party that causes any Loan Party to recall, withdraw, remove or discontinue marketing any of its products; (ii) the FDA issues a warning letter to any Loan Party with respect to any of its activities or products which could reasonably be expected to have a Material Adverse Effect; (iii) any Loan Party conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to the Loan Parties of $250,000 or more; (iv) any Loan Party enters into a settlement agreement with the FDA that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $250,000 or more, or that could reasonably be expected to have a Material Adverse Effect; or (v) the FDA revokes any authorization or permission granted under any Registration, or any Loan Party withdraws any Registration, that could reasonably be expected to have a Material Adverse Effect.

8.2 Lender Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender may declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party, and the accelerated Obligations shall bear interest at the Default Rate, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g), the Obligations shall be automatically accelerated. After the occurrence and during the continuance of an Event of Default, Lender shall have all of the rights and remedies of a secured party under the UCC and under any other applicable Requirement of Law. Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, (a) Lender shall, or (b) upon the acceleration of the Obligations pursuant to this Section 8.2, or upon receipt of written request of the Requisite Lenders to exercise remedies generally, Lender may, (w) notify any Account Debtor or any obligor on any instrument which constitutes part of the Collateral to make payments to Lender, (x) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (y) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (z) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in accordance with Section 8.3. If requested by Lender, Loan Parties shall promptly assemble the Collateral and make it available to Lender at a place to be designated by Lender. Lender may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Lender is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least ten (10) days prior to such action. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Lender (and any of Lender’s Related Persons) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Lender’s possession; (iii) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Lender determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Lender may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Lender’s security interest (on behalf of itself and Lenders) in any of the Collateral. For the purpose of enabling Lender to exercise rights and remedies under this Section 8.2 at such time as Lender shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to Lender, (A) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Loan Party), to use or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (B) an irrevocable license (without payment of rent or other compensation to such Loan Party) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Loan Party. The appointment of Lender as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date. Notwithstanding anything to the contrary contained in this Section 8.2, Lender shall not be required to obtain the consent of any Lender to take any action to protect, preserve or take possession of any Collateral that is subject to an Exigent Circumstance.

8.3 Application of Proceeds. Proceeds from any Transfer of the Collateral, including, without limitation, the Intellectual Property (other than Permitted Dispositions) and all payments made to or Proceeds of Collateral, including, without limitation, Intellectual Property received by Lender during the continuance of an Event of Default shall be applied as follows: (a) first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Lender under the Loan Documents in its capacity as Lender under the Loan Documents, until paid in full in cash, (b) second, to pay all fees, costs, indemnities, reimbursements and expenses then due to Lenders under the Loan Documents, until paid in full in cash, (c) third, to pay all interest on the Loans then due to Lender (other than interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section 8.1(g) if a claim for such amounts is not allowable in such proceeding), until paid in full in cash, (d) fourth, to pay all principal on the Loans then due to Lender, until paid in full in cash, (e) fifth, to pay all other Obligations then due to Lender (including, without limitation, all interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section 8.1(g) whether or not a claim for such amounts is allowable in such proceeding), until paid in full in cash, and (f) sixth, to Borrower or as otherwise required by any Requirement of Law. Borrower shall remain fully liable for any deficiency. Each Loan Party irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral, including, without limitation, the Intellectual Property.

9.	MISCELLANEOUS.

9.1 Assignment.

(a) Lender may sell, transfer or assign, at any time or times, all or a portion of its rights and obligations hereunder and under the other Loan Documents. In the event any Lender assigns or otherwise transfers all or any part of the Loan, Borrower shall, upon the assignee’s or the assignor’s request, execute new Notes in exchange for the Note, if any, being assigned. Lender may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section 9.1.

(b) In addition to the other rights provided in this Section 9.1, Lender may, without notice to or consent from any other Person, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all of its rights and obligations with respect to the Loan); provided, however, that, whether as a result of any term of any Loan Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make any Loan hereunder, and, no such participant shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties towards Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations, and in no case shall a participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (iv) of Section 9.6(a).

(c) In addition to the other rights provided in this Section 9.1, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Lender or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Lender; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

9.2 Notices. All notices or other communications given in connection with the Loan Documents shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section 9.2), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid, (e) on the date of proper transmission if sent by electronic mail, provided that transmissions may be made by electronic mail only for notices or other communications if such transmission is specifically authorized in a Loan Document and such transmission is delivered in compliance with procedures of Lender applicable at the time and previously communicated to Borrower, or (f) on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System, if posted to any E-System approved by or set-up by or at the direction of Lender.

9.3 Payment of Fees and Expenses. Loan Parties agree, jointly and severally, to pay or reimburse upon demand all reasonable fees, costs and expenses incurred by Lender in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, any Loan Document, (b) any legal advice relating to Lender’s rights or responsibilities under any Loan Document, (c) the administration of the Loans and the facilities hereunder and any other transaction contemplated under any Loan Document and (d) the enforcement, assertion, defense or preservation of Lender’s rights and remedies under the Loan Documents, including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto, in each case of clauses (a) through (d), including, without limitation, reasonable attorneys’ fees and expenses, reasonable fees and expenses of consultants, auditors (including internal auditors) and appraisers, internal audit reviews and field examinations (subject to the terms of this Agreement) and UCC and other corporate search and filing fees and wire transfer fees. Each Loan Party further agrees that such fees, costs and expenses shall constitute Obligations.

9.4 Indemnity. Each Loan Party agrees, jointly and severally, to indemnify, hold harmless and defend Lender and its Related Persons (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees and expenses) of any kind whatsoever arising, directly or indirectly, that may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with any Loan Documents, any E-System, or any of the transactions contemplated hereby or thereby, including, without limitation, any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons or whether or not any such Person is a party thereto (the “Indemnified Liabilities”); provided that, no Loan Party shall have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each Loan Party waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.5 Rights Cumulative. Lender’s rights and remedies under the Loan Documents or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. LENDER SHALL NOT BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER ANY LOAN DOCUMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY A LOAN PARTY UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY LENDER. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

9.6 Amendments, Waivers. No amendment or waiver of any provision of any Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower.

9.7 Performance. Time is of the essence of the Loan Documents.

9.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.1, and provided further that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender. No other Person shall be deemed a third party beneficiary of this Agreement. This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of this Section 9.8 and Sections 9.3, 9.4, 9.10, 9.11 and 9.12 and the other indemnities contained in the Loan Documents shall survive the Termination Date. The surrender, upon payment or otherwise, of any Note or any other Loan Document evidencing any of the Obligations shall not affect the right of Lender to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future. To the extent Lender receives any payment in respect of the Obligations and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or otherwise required to be paid to any other Person, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.9 Creditor-Debtor Relationship. The relationship between Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Lender has no fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between Lender and Loan Parties by virtue of, any Loan Document or any transaction contemplated herein or therein.

9.10 Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

9.11 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 9.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of Texas. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Travis County, State of Texas; (b) waives any objection as to jurisdiction or venue in Travis County, State of Texas; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 9.2, and shall be deemed effective and received as set forth in Section 9.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

9.12 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.

(b) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 9.12, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

9.13 Confidentiality. Lender agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (a) with Borrower’s consent, (b) to Lender’s or Lender’s Related Persons, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (c) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 9.13 or (ii) available to Lender or any of its Related Persons, as the case may be, from a source (other than any Loan Party) not known by them to be subject to disclosure restrictions, (d) to the extent disclosure is required by any applicable Requirements of Law, or other legal, administrative, governmental or regulatory request, order or proceeding or otherwise requested or demanded by any Governmental Authority, (e) to current or prospective assignees or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.12 (and such Persons may disclose information to their respective Related Persons in accordance with clause (b) above), (h) to any other party hereto, and (i) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which Lender or any of its Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or any of it Related Persons. In the event of any conflict between the terms of this Section 9.12 and those of any other contractual obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 9.13 shall govern.

9.14 USA Patriot Act. Lender hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Patriot Act.

9.15 Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

9.16 Entire Agreement; Counterparts; Construction. The Loan Documents constitute the entire agreement of the parties and supersede all prior agreements and understandings (whether written, verbal or implied) with respect to the subject matter thereof (including, without limitation, any proposal letter or confidentiality agreement between the parties hereto or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect). Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement

9.17 Duty of Lender With Respect to Collateral; Marshaling. Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in a reasonable manner and as Lender deals with similar property for its own account. The powers conferred on Lender hereunder are solely to protect Lender’s interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither Lender nor any Indemnitee shall be responsible to any Loan Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a non-appealable judgment of a court of competent jurisdiction. In addition, Lender shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Lender in good faith. Lender may (but shall not be obligated to) pay taxes on behalf of any Loan Party, satisfy any Liens against the Collateral (other than Permitted Liens), purchase insurance to protect Lender’s and Lenders’ interest if Loan Parties fail to maintain the insurance required hereunder and may pay for the maintenance, insurance, protection and preservation of the Collateral and effect compliance with the terms of any Loan Document. Each Loan Party agrees to reimburse Lender, on demand, for all costs and expenses incurred by Lender in connection with such payment or performance and agrees that such amounts shall constitute Obligations. Each Loan Party hereby (a) waives any right under the UCC or any other applicable Requirement of Law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and (b) releases and excuses Lender and each Lender from any obligation under the UCC or any other applicable law to provide notice or a copy of any such filed or recorded documents. Lender shall be under no obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation.

9.18 Joint and Several; Waiver of Defense. The obligations of the Loan Parties under the Loan Documents are joint and several. Each Loan Party waives (a) any suretyship defenses available to it under the UCC or any other applicable Requirement of Law, and (b) any right to require Lender to proceed against any other Loan Party or any other Person, proceed against or exhaust any security, or pursue any other remedy. Lender may exercise or not exercise any right or remedy they have against any Loan Party, any Collateral or any other security (including the right to foreclose by judicial or non-judicial sale) without affecting any other Loan Party’s liability. Notwithstanding any other provision of any Loan Document, each Loan Party irrevocably waives all rights that it may have under any Requirement of Law or in equity (including, without limitation, any Requirement of Law subrogating any Loan Party to the rights of Lender under any Loan Document) to seek contribution, indemnification or any other form of reimbursement from any other Loan Party, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by any Loan Party with respect to the Obligations in connection with any Loan Document or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by any Loan Party with respect to the Obligations in connection with any Loan Document or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Loan Party in contravention of this Section, such Loan Party shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

9.19 Revival of Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in cash.

9.20 No Third Party Beneficiary. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Lender and the Borrower.

10.	Defined Terms.

The following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Loan Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Loan Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Loan Party, as stated on the respective invoice of a Loan Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Loan Party who is obligated on or under an Account.

“Additional Warrant” has the meaning set forth in Section 2.6(b).

“Additional Warrant Issue Date” has the meaning set forth in Section 2.6(b).

“Affiliate” means, with respect to any Person, (a) each Responsible Officer, director, partner or joint-venturer of such Person (and in the case of any Person that is a limited liability company, each manager and member of such Person), and (b) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Borrower” has the meaning set forth in the Preamble.

“Business Day” means and includes any day other than Saturdays, Sundays, or other days on which commercial banks in Delaware are required or authorized to be closed.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days. For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted in favor of Lender pursuant to any Loan Document.

“Common Stock” means Borrower’s common stock, par value $0.01 per share.

“Convertible Indebtedness” means all of the Indebtedness and other obligations owed immediately prior to the Closing Date under the Convertible Indebtedness Loan Documents.

“Convertible Indebtedness Loan Documents” means that certain Securities Purchase Agreement dated as of June 30, 2014, by and among Borrower, MG Partners II, Ltd., a company with limited liability organized under the laws of Gibraltar, and all promissory notes and agreements, instruments, documents and certificates delivered by Borrower from time to time in connection therewith.

“Default” means any event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” means the lesser of eighteen percent (18%) per annum or the Maximum Lawful Rate.

“Dollars” and “$” each mean lawful money of the United States of America.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“E-System” means any electronic system approved by Lender, including any Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Lender, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” has the meaning set forth in Section 8.1.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Lender, imminently threatens the ability of Lender to realize upon all or any material portion or material piece of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of any Loan Party after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Lender, could result in a material diminution in value of the Collateral (including, for the avoidance of doubt and without limitation, circumstances where Lender reasonably believes the Loan Parties’ remaining cash and Cash Equivalents are being, or are likely to be, significantly and imminently diminished).

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guarantor” and “Guarantors” has the meaning set forth in Preamble.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization.

“Guaranty Agreement” means a guaranty agreement, in form and substance satisfactory to Lender, made by Guarantors in favor of Lender.

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of Property or services, including earnouts or similar payments (other than trade payables incurred in the ordinary course of business), (d) all capital lease obligations, (e) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (f) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, surety bond or other similar instrument, (g) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person,

(h) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness is an obligation of such Person, (i) all obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (j) all indebtedness, obligations or liabilities of others guaranteed, endorsed (other than in the ordinary course of business), co-made, discounted with recourse or sale with recourse by such Person or for which such Person is otherwise directly or indirectly liable.

“Indemnified Liabilities” has the meaning set forth in Section 10.4.

“Indemnitee” has the meaning set forth in Section 10.4.

“Initial Warrant” has the meaning set forth in Section 2.6(a).

“Intellectual Property” means (a) all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and (b) the goodwill of the business of any Person connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, and rights to unpatented inventions.

“Intellectual Property Security Agreements” has the meaning set forth in Section 3.1.

“Intercompany Note” has the meaning set forth in the definition of Permitted Indebtedness.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business, division or other unit operation of any Person or (c) make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person.

“Knowledge” means, as to any Person, such Person has knowledge or should have had knowledge after using reasonable diligence.

“Lender” has the meaning set forth in the Preamble.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means the Loan and any other loan made or deemed made by Lender hereunder.

“Loan Documents” means this Agreement, the Note, the Warrants, the Intellectual Property Security Agreements, the Access Agreements, the Perfection Certificate, the Guaranty, any Subordination Agreement, the Disbursement Letter and all other agreements, instruments, documents and certificates delivered to Lender or any Lender from time to time in connection with any of the foregoing.

“Loan Interest Rate” means for any day a per annum rate of interest equal to fifteen percent (15%).

“Loan Party” and “Loan Parties” has the meaning set forth in Preamble.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower, individually, or the Loan Parties, taken as a whole, (b) the ability of a Loan Party to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of any Loan Document, (d) the rights and remedies of Lender under any Loan Document or (e) the validity, perfection or priority of any Lien in favor of Lender on any of the Collateral. Notwithstanding the foregoing, it shall not be a “Material Adverse Effect” if Borrower or a Loan Party is unable to perform under the Loan Documents due to any restriction in the Subordination Agreement by and among the Senior Lender, Lender, and Company of even date herewith or the Senior Indebtedness Loan Documents.

“Material Agreement” means (a) any agreement or contract to which a Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $250,000 per year, (b) any agreement or contract to which a Loan Party is a party of which the breach, nonperformance, termination or failure to renew could reasonably be expected to have a Material Adverse Effect, or (c) each agreement relating to any Subordinated Indebtedness.

“Material Indebtedness” means (a) the Senior Indebtedness, (b) the Convertible Note Indebtedness, (c) any Subordinated Indebtedness and (d) any other Indebtedness (other than the Obligations) of a Loan Party or any of its Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000.

“Maturity Date” means December 17, 2014.

“Maximum Lawful Rate” has the meaning set forth in Section 2.3(d).

“Note” means a promissory note of Borrower, in form and substance satisfactory to Lender, payable to Lender in a principal amount equal to the amount of the Loan.

“Loan” has the meaning set forth in Section 2.1(a).

“OFAC” means U.S. Treasury Department’s Office of Foreign Assets Control.

“Obligations” means all Loans and all other debts, obligations and liabilities of any kind whatsoever owing by the Loan Parties to Lender under the Loan Documents (other than the Warrants), whether for principal, interest, fees, expenses, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and howsoever acquired, and whether or not evidenced by any instrument or for the payment of any money.

“Patriot Act” has the meaning set forth in Section 5.7(c).

“Perfection Certificate” means a perfection certificate in the form provided by Lender, completed and duly executed by each Loan Party.

“Permitted Contest” means the contesting in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the judgment of Lender, any risk of the sale, forfeiture or loss of any of the Collateral.

“Permitted Dispositions” means (a) sales of inventory in the ordinary course of business, (b) sales of obsolete or worn out equipment or tangible assets that are no longer used or useful in the business of a Loan Party for cash and fair value so long as no Default or Event of Default has occurred and is continuing at the time of such sale or would result after giving effect thereto, (c) licenses of the Intellectual Property of a Loan Party in the ordinary course of business of the applicable Loan Party, provided that (i) any such license is non-exclusive (but may be exclusive in respects other than territory and may be exclusive as to territory only as to discreet geographical areas outside of the United States, provided further that in the case of any such permitted exclusive license, such license shall be approved by the Board of Directors of the applicable Loan Party) and does not result in a legal transfer of title of the licensed Intellectual Property, (ii) no Default or Event of Default has occurred and is continuing at the time of such license or would result after giving effect thereto, and (iii) the terms of such license do not restrict the applicable Loan Party’s ability to grant a Lien on, assign or otherwise Transfer such license or any Intellectual Property; provided further, that in the case of a license that does not comply with clause (c)(i) above, but otherwise is in compliance with the other terms of this Agreement, Lender agrees that its decision regarding consent or non-consent to such license will not be unreasonably withheld or delayed after such Loan Party delivers written notice to Lender and Lenders summarizing the proposed licensing transaction, provides a copy of the term sheet and when available the licensing documents and provides all others documents and instruments reasonably requested by Lender or any Lender, and (d) transfers of Intellectual Property listed on Schedule 10.1 which is not material to any Loan Party’s business.

“Permitted Indebtedness” means (a) the Obligations, (b) Indebtedness existing on the Closing Date and set forth on Schedule 7.2, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by any Loan Party or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $300,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value (plus taxes, shipping and installation expenses) of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), (d) Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to Lender and shall be pledged and delivered to Lender pursuant to a pledge agreement as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default shall result after giving effect to any such Indebtedness, (e) Subordinated Indebtedness, (f) guaranties by one or more Loan Parties of the Indebtedness of another Loan Party, so long as such Indebtedness is otherwise permitted pursuant to Section 7.2, (g) reimbursement obligations in connection with letters of credit in an amount not to exceed $100,000, and (h) obligations owing to trade creditors incurred in the ordinary course of business and past due by more than 90 days in an amount not to exceed $50,000 in the aggregate.

“Permitted Investments” means (a) Investments existing on the Closing Date and set forth on Schedule 7.5, (b) subject to Section 6.10, Investments in cash and Cash Equivalents, (c) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (d) extensions of trade credit (other than to Affiliates of a Loan Party) in the ordinary course of business, (e) Investments received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (f) loans and advances to employees of any Loan Party to finance travel, entertainment and relocation expenses and other business purposes in the ordinary course of business in an aggregate outstanding principal amount not to exceed $150,000 at any time, (g) Investments consisting of non-cash loans made by Borrower to officers, directors and employees of a Loan Party which are used by such Persons to purchase simultaneously the Stock of Borrower, (h) advances by a Loan Party to another Loan Party in accordance with the terms and conditions described in clause (d) of the definition of “Permitted Indebtedness”, (i) joint ventures or strategic alliances in the ordinary course of business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, but in no event consisting of Investments of cash, Cash Equivalents or tangible assets, and (j) non-recourse equity capital contributions made by Borrower to any of its Subsidiaries that constitutes a Loan Party.

“Permitted Liens” means each of the following: (a) Liens created pursuant to any Loan Document, (b) Liens existing on the Closing Date and set forth on Schedule 7.1, (c) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet due or that are subject to a Permitted Contest, (d) Liens securing Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness”, provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 20 days after, the acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such Liens do not extend to any Property of a Loan Party other than the Property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, (e) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC, (f) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than capital leases), sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), (g) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 8.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings, (h) Liens arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property that do not materially (i) impair the value or marketability of such real property or (ii) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property, and (i) licenses described in clause (c) of the definition of “Permitted Disposition.”

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Health Laws” means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, or postmarket requirements of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

“Qualified Financing” means the Borrower raise capital from the sale of its non-redeemable common stock after date hereof, resulting in gross cash proceeds to the Borrower of not less than $10,000,000.

“Registrations” means registrations, authorizations, approvals, licenses, permits, clearances, certificates, and exemptions issued or allowed by the FDA (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative or regulatory action, proceeding, investigation or inspection, FDA Form 483 inspectional observation, warning letter, untitled letter, notice of violation letter, recall, alert, seizure, Section 305 notice or other similar communication, or consent decree, issued by the FDA.

“Reinvestment Period” has the meaning set forth in Section 6.4.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, Lender, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and Lenders of or to such Person or any of its Affiliates.

“Requirement of Law” means, with respect to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, judgment, writ, injunction, decree, or other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” shall mean, each to the extent such exists, the chief executive officer, president, chief financial officer, chief operating officer, chief technology officer, vice president of finance, general counsel, chief scientific officer, vice president of regulatory affairs and compliance, and any other officer with substantially the same responsibility as any of the above.

“SEC” means the Securities and Exchange Commission.

“Senior Indebtedness” means all of the Indebtedness and other obligations owed under that the Senior Indebtedness Loan Documents.

“Senior Indebtedness Loan Documents” means all of the Indebtedness and other obligations owed under that certain Loan and Security Agreement dated as of June 30, 2014, by and among Borrower, Hercules Technology Growth Capital, Inc., a Maryland corporation, and the other lender parties thereto, and all promissory notes and agreements, instruments, documents and certificates delivered by Borrower from time to time in connection therewith.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means any unsecured Indebtedness owing by any Loan Party to any Person that is not a holder of any Stock or Stock Equivalents of any Loan Party on the date such Indebtedness is incurred, which Indebtedness is subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means, with respect to any Subordinated Indebtedness, a subordination agreement in form and substance satisfactory to Lender executed by Lender, the Loan Parties and each holder of such Subordinated Indebtedness.

“Subsidiary” means, with respect to any Person, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting Stock is, at the time, owned or controlled, directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Termination Date” that date when Lender has received payment in full in cash of all of the Obligations.

“Transaction Documents” has the meaning set forth in Section 2.6(b).

“Transfer” means, with respect to any Property, to sell, convey, transfer, assign, license, rent, lease, sublease, mortgage, transfer or otherwise dispose of any interest therein or to permit any Person to acquire any such interest.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Delaware; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Lender’s or any other Lender’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of Delaware, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first written above.

BORROWER:

AMEDICA CORPORATION

By:
Name:
Title:

GUARANTOR:

US SPINE, INC.

By:
Name:
Title:

Address For Notices For All Loan Parties:

c/o Amedica Corporation

1885 West 2100 South

Salt Lake City, UT 84119

Attention: Gordon G. Esplin, CPA

Phone: (801) 839-3516

Facsimile: (801) 683-2805

LENDER:

HAMPSHIRE MEDTECH PARTNERS II, LP

By: Hampshire MedTech Partners II GP, LLC, its general partner

By:
Name: Karl Kipke
Title: Manager

Address For Notices (except in the case of notices under Section 6.3):

Hampshire MedTech Partners II, LP.

5001 Plaza on the Lake, Suite 103

Austin, Texas 78746

Facsimile: 512-343-1175

Telephone: 512-343-1155